Exhibit 3.1

ARTICLES OF AMENDMENT

OF

CENTRAL PACIFIC FINANCIAL CORP.

Article IV of the Restated Articles of Incorporation of Central Pacific Financial Corp. (the “Corporation”), as amended, is hereby amended to add to Item 1 of Article IV the following paragraph:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Hawaii Business Corporation Act of these Articles of Amendment, each twenty (20) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. For each holder of Common Stock, the number of shares held before the Reverse Stock Split will be divided by twenty (20) and, if the resulting number is not a whole number, then such number will be rounded up to the next nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding of fractional numbers as described above.”